SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                MOBILE MINI, INC.
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                (Name of Registrant as Specified In Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

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[X] No fee required.
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    previously.  Identify the previous filing by registration  statement number, or the form or schedule and the date of its filing.

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
                                mobile mini, inc.
                             1834 West Third Street
                              Tempe, Arizona 85281



Dear Shareholders:

         You are cordially invited to attend the 1998 Annual Shareholders Meeting. The meeting will be held on Friday, October 2, 1998, at the Radisson Airport Hotel/Southbank, 3333 East University Drive, Phoenix, Arizona 85034. The meeting will begin at 3:00 p.m.

         The formal notice of the meeting follows on the next page. No admission tickets or other credentials will be required for attendance at the meeting.

         Directors and officers are expected to be available before and after the meeting to speak with you. During the meeting, we will answer your questions regarding our business affairs and will consider the matters explained in the notice and proxy statement that follow.

         Please vote, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting. Your vote is important.

                                             Sincerely,



                                             Richard E. Bunger
                                             Chairman of the Board

                                             Steven G. Bunger
                                             President & Chief Executive Officer

                      NOTICE OF ANNUAL SHAREHOLDERS MEETING


TO THE HOLDERS OF COMMON STOCK OF MOBILE MINI, INC.:

         We will hold the Annual Shareholders Meeting of Mobile Mini, Inc., a Delaware corporation (the "Company") at the Radisson Airport Hotel/Southbank, 3333 East University Drive, Phoenix, Arizona 85034 on October 2, 1998, at 3:00 p.m. local time. The meeting's purpose is to:

         1. Elect 2 directors;

         2. Approve an amendment to the Company's 1994 Stock Option Plan (the "Plan") to increase the number of shares of the Company's Common Stock that may be issued pursuant to the Plan from 750,000 shares to 1,200,000 shares;

         3. Ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for 1998; and

         4. Consider any other matters which properly come before the meeting and any adjournments.

         Only shareholders of record at the close of business on August 12, 1998 are entitled to receive notice of and to vote at the meeting. A list of shareholders entitled to vote will be available for examination at the meeting by any shareholder for any purpose germane to the meeting. The list will also be available for the same purpose for ten days prior to the meeting at our principal executive office at 1834 West Third Street, Tempe, Arizona 85281.

         We  have  enclosed  our  1997  annual   report,   including   financial
statements, and the proxy statement with this notice of annual meeting.

         To assure your representation at the meeting, please vote, sign, date and return the enclosed proxy as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she previously has returned a proxy. Your proxy is being solicited by the Board of Directors.

                                        Sincerely,


                                        /s/ Lawrence Trachtenberg
                                        Lawrence Trachtenberg
                                        Secretary

Tempe, Arizona
August 24, 1998
                                mobile mini, inc.
                             1834 West Third Street
                              Tempe, Arizona 85281


                           ANNUAL SHAREHOLDERS MEETING
                                 PROXY STATEMENT


Annual Meeting: October 2, 1998 at 3:00 p.m., MST at the Radisson Airport Hotel/Southbank, 3333 East University Drive, Phoenix, Arizona 85034.

Record Date: Close of business on August 12, 1998. If you were a shareholder at that time, you may vote at the meeting. Each share is entitled to one vote. You may not cumulate votes. On the record date, we have 7,878,583 shares of our Common Stock outstanding.

Agenda:

                  1. Elect 2 directors;

                  2. Approve an amendment to the Company's 1994 Stock Option Plan to increase the number of shares of our Common Stock that may be issued pursuant to the Plan from 750,000 shares to 1,200,000 shares;

                  3. Ratify the appointment of Arthur Andersen LLP as our independent auditors for 1998; and

                  4. Any other proper business.

Proxies: Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies "for" the Board's nominees and "for" agenda items 2 and
3. The Board or proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the Board or proxy holders will vote for a person whom they believe will carry on our present policies.

Proxies Solicited By: The Board of Directors.

Mailing Date: We anticipate mailing this proxy statement on August 25, 1998.

Revoking Your Proxy: You may revoke your proxy before it is voted at the meeting. To revoke, follow the procedures described on page 15 under "Voting Procedures/Revoking Your Proxy."

                      Please Vote - Your Vote Is Important

                                    CONTENTS

General Information.......................................................     1
*Proposal 1 - Election of Directors.......................................     2
Board Information.........................................................     3
*Proposal 2 - Amendments to 1994 Stock Option Plan........................     4
*Proposal 3 - Ratification of Appointment of Independent Auditors.........     6
Other Matters.............................................................     6
Executive Compensation and Other Information..............................    10
Security Ownership of Certain Beneficial Owners and Management............    13
Section 16(a) Beneficial Ownership Reporting Compliance...................    14
Voting Procedures/Revoking Your Proxy.....................................    15
Submission of Shareholder Proposals.......................................    16
Annual Report.............................................................    16

---------------
*  We expect to vote on these items at the meeting.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

Board Structure: The Board has 6 members. The directors are divided into three classes. At each annual meeting, the term of one class expires. Directors in each class serve for three years.

Board Nominees: The Board has nominated Ronald J. Marusiak and Lawrence Trachtenberg for re-election as directors, each to serve a three-year term expiring at our 2001 annual meeting.

         Ronald J. Marusiak has been a director since February 1996. He has been the Division President of Micro-Tronics, Inc., a corporation engaged in precision machining and tool and die building for companies throughout the U.S., for more than 10 years Mr. Marusiak is also the co-owner of R2B2 Systems, Inc., a computer hardware and software company, and a director of W. B. McKee
Securities, Inc. Mr. Marusiak received a Master of Science in Management from LaVerne University in 1979 and graduated from the United States Air Force Academy in 1971. Age 50.

         Lawrence Trachtenberg is our Executive Vice President, Chief Financial Officer, General Counsel, Secretary, Treasurer and a director. He joined us in December 1995, and he is primarily responsible for all of our accounting, banking and related financial matters. Mr. Trachtenberg is admitted to practice law in the States of Arizona and New York and is a Certified Public Accountant in New York. Mr. Trachtenberg served as Vice President and General Counsel at Express American Mortgage, a mortgage banking company, from February 1994 through September 1995 and as Vice President and Chief Financial Officer of Pacific International Services Corporation, a corporation engaged in car rentals and sales, from March 1990 through January 1994. Mr. Trachtenberg received his Juris Doctorate from Harvard Law

School in 1981 and his B.A. in Accounting/Economics from Queens College of the City University of New York in 1977. Age 42.

            The Board recommends that you vote "FOR" these nominees.

                                BOARD INFORMATION

Continuing Directors:

         The terms of George E. Berkner and Steven G. Bunger expire at the 1999 annual meeting, and the terms of Richard E. Bunger and Stephen A McConnell expire at the 2000 annual meeting.

         Richard E. Bunger has served as our Chairman of the Board and a director since the Company's inception in 1983. He also served as our Chief Executive Officer and President through April 1997, and since April 1997 as our Director of Product Research and Market Development. He has been awarded approximately 70 patents, many related to portable storage technology. For a period of approximately 25 years prior to founding the Company, Mr. Bunger owned and operated Corral Industries Incorporated, a designer/builder of integrated animal production facilities, and a designer/builder of mini storage facilities. He is the father of Steven G. Bunger. Age 61.

         Steven G. Bunger has served as our Chief Executive Officer, President, and a director since April 1997. Prior to April 1997, he served as our Chief Operating Officer and a director. Mr. Bunger graduated from Arizona State University in 1986 with a B.A. in Business Administration. He is the son of Richard E. Bunger. Age 37.

         George E. Berkner has been a director since December 1993. Since August 1992, Mr. Berkner has been the Vice President of AdGraphics, Inc., a computer graphics company. Mr. Berkner graduated from St. Johns University with a B.A. in Economics/Business in 1956. Age 64.

         Stephen A McConnell has been a director since August 1998. Since January 1992, he has served as the President of Solano Ventures, a Phoenix-based investment firm. He served as Chairman of Mallco Lumber & Building Materials, Inc., a Phoenix-based wholesale distributor of lumber and doors, from September 1991 to July 1997 and as President of Belt Perry Associates, Inc., a Phoenix-based property tax consulting firm, from September 1991 until October 1995. He is also a director of Pilgrim America Capital Corporation, Vodavi Technology, Inc. and Capital Title Group, Inc. Age 45.

Board Meetings: In 1997, the Board held 3 meetings. Each director attended all of his Board and committee meetings.

Board Committees:

         The Board has an audit committee and a compensation committee. Messrs. Berkner and Marusiak, who are non-employee directors, were the members of those committees during 1997. They and Mr. McConnell, a non-employee director who was elected a director in August 1998, are currently the members of those committees.

         The audit committee recommends appointment of the Company's independent auditors. It also approves audit reports and internal controls, and meets with management and the independent auditors to review the results and scope of the audit and the services provided by the independent auditors. The audit committee held one meeting during 1997.

         The compensation committee manages officer compensation and administers our compensation and incentive plans, including the 1994 Stock Option Plan. The compensation committee acted by unanimous consent in lieu of meeting during 1997.

         The Board does not have a nominating committee. The entire Board performs those functions.

Board Compensation:

         Non-employee directors receive $500 for each quarterly meeting and are reimbursed any expenses related to their Board service. Non-employee directors also receive options to purchase 7,500 shares on August 1st of each year of their term. The exercise price of the options is the fair market value of our shares on the date of grant.

         Directors   who  are  also   officers  do  not  receive  any   separate
compensation for serving as directors.

                                   PROPOSAL 2
                       AMENDMENT TO 1994 STOCK OPTION PLAN

         In August 1998, the Board approved an amendment to the 1994 Stock Option Plan, subject to approval by the shareholders at the Annual Meeting, to increase from 750,000 to 1,200,000 the number of shares of Common Stock that may be issued pursuant to the Plan.

      The Board recommends a vote "FOR" the proposed amendment to the Plan.

         The Plan was initially approved by the Board and the shareholders in 1994. The purpose of the Plan is to promote and further the interests of the Company and its shareholders by providing an incentive based form of compensation to the directors, officers and other key employees of the Company and consultants and other providers of services to the Company, by offering such persons a proprietary interest in the Company and an increased personal interest in its continued success and progress, and by providing an additional inducement to remain in the Company's employ. As of August 5, 1998, the Company had granted options to purchase a total of 760,300 shares of Common Stock under the Plan. Options to purchase shares in excess of the

750,000 shares presently authorized under the Plan are issued contingent upon shareholder approval of the proposed amendment to the Plan.

General Terms and Provisions of the Plan

         Under the Plan, both incentive stock options ("ISOs"), which are intended to meet the requirements of Section 422 of the Internal Revenue Code, and non-qualified stock options may be granted. ISOs may be granted to our employees, including our officers and other key personnel. Non-qualified stock options may be granted to our non-employee directors, our officers and key personnel, and to consultants and other non-employees who provide services to the Company. Under the proposed amendments to the Plan, Restricted Stock could also be awarded under the Plan. The terms of the Restricted Stock that could be granted under the Plan are described below.

         The Plan presently provides the grant of options to purchase a maximum of 750,000 shares of our Common Stock. The exercise price for any option granted under the Plan may not be less than 100% (110% if the option is an ISO granted to a shareholder who owns more than 10% of the total combined voting power of the stock of the Company) of the fair market value of the Common Stock at the time the option is granted. The option holder may pay the exercise price in cash or, if approved by the Compensation Committee, by delivery of a promissory note or other property.

         The Plan is administered by the Compensation Committee of the Board, which determines whether such options will be granted, whether such options will be ISOs or non-qualified options, who will be granted options, the vesting schedule of such options, the number of options to be granted, and the other terms and conditions of the options. Each option granted must terminate no more than 10 years from the date it is granted.

Reasons for and Effect of the Proposed Amendment

         We believe that the approval of the proposed amendment to the Plan is necessary to achieve the Plan's purposes and to promote the interest of the Company and its shareholders generally. We believe that the proposed amendment to the Plan will aid us in attracting, motivating and retaining qualified personnel. The proposed amendment will also further strengthen the identity of interests of the Company's directors, officers, and key employees with those of its shareholders.

         The increase in the number of shares reserved for issuance under the Plan from 750,000 to 1,200,000 recognizes the growth of our operations and the increase in the number of outstanding shares of our Common Stock during recent periods. An increase in the number of shares issuable pursuant to the Plan will enable to grant additional options and other awards to current participants as well as to grant options and awards to new key employees which we anticipate will be added in the future, particularly in connection with the execution of our plans to enter into new markets.

                                   PROPOSAL 3
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1998 and recommends that the shareholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

                                  OTHER MATTERS

         The Board knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

                        COMPENSATION COMMITTEE INTERLOCKS
                         AND RELATED PARTY TRANSACTIONS

         Messrs. Berkner and Marusiak served as the members of the compensation committee of the Board during 1997. Neither of these directors was an executive officer or otherwise an employee of Mobile Mini before or during such service, and no executive officer of Mobile Mini served on any other company's compensation committee.

         We lease certain business locations from persons and companies related to Mr. Richard E. Bunger, including his children. Mr. Bunger is an executive officer, director and founder of the Company. We entered into an agreement, effective January 1, 1994, to lease a portion of the property comprising our Phoenix and Tucson locations from Mr. Bunger's five children, and we paid $71,824 in lease payments in 1997. These leases will expire on December 31, 2003. We also lease our Rialto facility from Mobile Mini Systems, Inc. for total annual base lease payments of $204,000, with annual adjustments based on the consumer price index. In 1997, we paid $222,000 under the lease. This lease expires in 2011. Management believes that the rental rates reflect the fair market rental value of these properties, and the terms of these leases were approved by the Company's non-employee directors before the lease terms started.

         In March 1994 we needed additional acreage to expand our manufacturing facility in Maricopa, Arizona , and began using approximately 22 acres of property owned by Richard E. Bunger. We leased this property from Mr. Bunger for $40,000 a year with an annual adjustment based on the Consumer Price Index. We purchased the property from Mr. Bunger on March 29, 1996 for $335,000, which the Board believes reflected the fair market value of the property.

         We obtained services in 1997 from Skilquest, Inc., a company engaged in sales and management support programs. Skilquest, Inc. is owned by Carolyn Clawson, the daughter of Mr. Richard E. Bunger and sister to Steven G. Bunger. We paid approximately $73,000 to

Skilquest, Inc. in 1997 for services, and the Board believes this amount reflects the fair market value for the services performed.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, which is comprised only of independent directors as defined by the Securities and Exchange Commission and the Internal Revenue Service. As a part of its duties, the Compensation Committee reviews compensation levels and performance of the Company's executive officers. The Compensation Committee also administers the Company's short and long-term incentive programs.

         The following report of the Compensation Committee to the Board of Directors shall not be deemed to be incorporated by reference into any previous filing by the Company under either the Securities Act of 1933 ("Securities Act") or the Securities Exchange Act of 1934 ("Exchange Act") that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

Compensation Philosophy
-----------------------

         The Company encourages each individual to enhance the value of the Company through their entrepreneurial efforts. As such, the Company positions its base compensation levels consistent with the individual's performance and skills, and the competitive marketplace.

         Annual incentive payments are provided for achieving positive results that prepare the Company for strategic growth and continued financial strength. Annual incentives are designed to provide total cash compensation at competitive levels relative to a peer group of companies in the durable goods leasing industry as warranted by performance.

         Long-term incentives in the form of stock options are provided to align the interests of management and the shareholders, as well as reward for ongoing strategic management of the Company.

         In total, the three elements of the compensation program are designed to provide a competitive compensation program given the Company's performance relative to its expectations and the peer companies' performance.

         An independent consulting firm conducted a complete review of the executive compensation program of 1996. As a result of this review, increases in compensation for the executive officers occurred during 1997. These increases positioned the base compensation levels closer to the median compensation levels in similar organizations. Periodic reviews by an independent consulting firm will be conducted on an ongoing, but not necessarily annual, basis.

Compensation of the Chairman
----------------------------

         Mr. Richard E. Bunger, the Company's founder, served as the Chairman of the Board throughout 1997 and, until April 1997 the Chief Executive Officer. Mr. Bunger also serves as Director of Product Research and Market Development. During 1997, Mr. Bunger received base compensation of $175,000, an increase from the $100,000 base compensation received in 1996. This increase provided Mr. Bunger with a compensation package, when combined with an annual incentive award and stock options, that is competitive.

         In light of the significant improvement in financial performance over 1996, Mr. Bunger was awarded as cash incentive payment of $163,059 in 1997. The incentive payment was based upon the Company earnings before taxes, increase in the size of the Company's container rental fleet and revenue. During 1997, earnings before one time charges, taxes and extraordinary items increased 135%, rental fleet units increased 33% and revenues increased 8.6% over 1996 levels.

         The Company considers long-term incentives, typically in the form of stock options, as an important component of its overall executive compensation program. During 1997, Mr. Bunger received stock options on 40,000 shares of the Company's common stock. The Compensation Committee considered Mr. Bunger's position within the Company, his contributions to the continuing success of the Company and the increased value of the Company, in determining the stock option award.

Compensation of the Chief Executive Officer
-------------------------------------------

         Steven G. Bunger, the Chief Executive Officer and President, received a base salary for 1997 of $170,000, an increase from $50,000 in 1996. The increase was a result of Mr. Bunger's promotion to Chief Executive Officer and President in April 1997 and competitive practices within similar companies.

         In light of the increased corporate performance of the Company which is above, Mr. Bunger received a cash annual incentive award of $119,577 in 1997.

         During 1997, Mr. Bunger received stock options on 40,000 shares of the Company's common stock. The Compensation Committee considered Mr. Bunger's recent promotion, his contributions to the continuing success of the Company and the increased value of the Company, in determining the stock option award.

Internal Revenue Code Section 162(m) Compliance
-----------------------------------------------

         Internal Revenue Code Section 162(m), enacted in 1993, limits the deductibility of non-performance based compensation in excess of $1 million for certain of the Company's executive offices. The non-performance based compensation paid to the Company's executive officers in 1997 did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers in 1998 will exceed the limit. In 1997, the Company's 1994 Stock Option Plan was amended to comply with Section 162(m) so that the plan will qualify as performance based compensation. As such, awards granted under the plan will not be subject to the $1 million limitation.

         Because it is unlikely that the cash compensation payable to any of the Company's executive officers will exceed the $1 million limitation in the foreseeable future, the Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer approach $1 million.

                                                          Compensation Committee

                                                               George E. Berkner
                                                              Ronald J. Marusiak
                                                             Stephen A McConnell



                                PERFORMANCE GRAPH

         The graph below compares cumulative total return of the Company, the Nasdaq Stock Market (U.S.) Index and the Standard & Poor's (S&P) 500 Stock Index from February 2, 1994 (the date the Company's common stock was first sold publicly in a market) to December 31, 1997. The graph assumes that $100 was invested on February 2, 1994, and any dividends were reinvested on the date on which they were paid. Historical performance does not necessarily predict future results.

                           02/94      12/94      12/95      12/96      12/97
                         ------------------------------------------------------
Mobile Mini ($)           $100.00    $ 90.63    $ 93.75    $ 78.12    $145.30
S&P 500 ($)               $100.00    $ 97.99    $134.81    $165.76    $221.07
Nasdaq US ($)             $100.00    $ 95.77    $135.44    $166.58    $204.42

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         The following table summarizes the compensation we paid the Chief Executive Officer and each of the three other executive officers as of the end of 1997 whose salary and bonus exceeded $100,000.

                           Summary Compensation Table

                                                                              Long-Term
                                                    Annual Compensation     Compensation
                                                    -------------------     ------------
                                                                                Shares           All Other
Name and Principal Position           Fiscal Year    Salary      Bonus    Underlying Options   Compensation
---------------------------           -----------    ------      -----    ------------------   ------------

Richard E. Bunger,                        1997      $175,000   $163,059         40,000          $25,087(1)
     Chairman of the Board of Directors,  1996       100,000    107,873             --           21,100(1)
     Director of Product Research and     1995       104,167    77, 808             --           20,358(1)
     Market Development

Steven G. Bunger,                         1997      $170,000   $119,577         40,000          $ 5,000(2)
     Chief Executive Officer, President,  1996        50,000     95,887         25,000            5,000(2)
     and Director                         1995        42,500     94,128         50,000            4,375(2)

Lawrence Trachtenberg,                    1997      $145,000   $102,494         40,000          $ 5,000(2)
     Chief Financial Officer, General     1996        50,000     95,887         25,000            5,000(2)
     Counsel, Executive Vice President,   1995            --         --         50,000               --
     Secretary, Treasurer and Director

Burton K. Kennedy Jr.,                    1997      $ 99,045   $ 11,296          5,000          $ 5,000(2)
     Senior Vice President of             1996        14,423     31,320         50,000           22,500(3)
     Sale and Marketing                   1995            --         --             --               --

------------------------

(1) The Company provides Richard E. Bunger with the use of a Company-owned vehicle and a $2 million life insurance policy. The amount shown represents the costs borne by the Company in connection with the vehicle, including fuel, maintenance, license fees and other operating costs ($4,100 for each year) and the life insurance premiums paid by the Company.

(2) Mr. Steven G. Bunger, Mr. Trachtenberg and Mr. Kennedy are each paid $5,000 per year in consideration of their respective non-compete agreements. Mr. Bunger entered into such agreement after the commencement of the 1995 fiscal year.

(3) Mr. Kennedy's employment with the Company commenced in July 1996. In 1996, Mr. Kennedy received a sign-up incentive in connection with his employment and such non-compete agreement.

Stock Options:

         The following table lists our grants during 1997 of stock options to the officers named in the Summary Compensation table. The amounts shown as potential realizable values rely on arbitrarily assumed rates of share price appreciation prescribed by the Securities and Exchange Commission. In assessing those values, please note that the ultimate value of the options, as well as your shares, depends on actual future share values. Market conditions and the efforts of the directors, the officers and others to foster the future success of the Company can influence those future share values.

         The potential realizable values for all shareholders represent the corresponding increases in the value of outstanding shares, assuming 6,739,324 shares were outstanding. Annual appreciation at 5% would increase the market value of all outstanding shares by approximately $25 million and 10% annual appreciation would increase it by approximately $62 million over the 10-year term in the following table.

                        Option Grants In Last Fiscal Year

                                                                                                 Potential  Realizable  Value  at
                         Number of         % of Total                                            Assumed  Annual  Rate  of  Stock
                         Shares            Options Granted   Exercise or                         Price  Appreciation  for  Option
                         Underlying        to Employees in   Base Price      Expiration          Term(1)
Name                     Options Granted   Fiscal Year       ($/sh)          Date                5% ($)           10% ($)
----------------------------------------------------------------------------------------------------------------------------------

Richard E. Bunger        40,000            19%               $3.25           March 2007          $211,756         $337,187

Steven G. Bunger         40,000            19%               $3.25 & $4.50   March & June 2007   $252,479         $402,030

Lawrence Trachtenberg    40,000            19%               $3.25 & $4.50   March & June 2007   $252,479         $402,030

Burton K. Kennedy Jr.    5,000             2%                $3.25           March 2007          $26,470          $42,148

         The following table sets forth certain information regarding the exercise and values of options held by the officers named in the Summary Compensation Table, as of December 31, 1997. The table contains values for "in the money" options, meaning a positive spread between the year-end share price of $5.812 and the exercise price. These values have not been, and may never be, realized. The options might never be exercised, and the value, if any, will depend on the share price on the exercise date.

               Aggregated Option Exercises in Last Fiscal Year and
                          Fiscal Year-end Option Values

                                                                  Number of Unexercised
                                                                  Options at December 31,      Value of Unexercised In-the-Money
                                                                  1997                         Options at December 31, 1997(1)
                           Shares Acquired
Name                       On Exercise        Value Realized      Exercisable/Unexercisable    Exercisable/Unexercisable
----------------------------------------------------------------------------------------------------------------------------------

Richard E. Bunger                 0                $0                   68,000/47,000              $282,200/$168,050

Steven G. Bunger                  0                 0                   44,000/71,000              $175,400/$282,350

Lawrence Trachtenberg             0                 0                   44,000/71,000              $160,500/$269,500

Burton K. Kennedy Jr.             0                 0                   11,000/44,000              $41,250/$165,000

-----------------------

(1) All the exercisable options were exercisable at a price less than the last reported sale price of the Common Stock ($5.812) on the Nasdaq Stock Market on December 31, 1997

Employment Agreements

         As of August 15, 1998, the Company does not have employment agreements with any of its executive offices. The Company and each of Mr. Steven G. Bunger, Mr. Kennedy and Mr. Trachtenberg are parties to non-compete agreements under which each officer is paid $5,000 per year.

         The Company is negotiating employment agreements with Steven G. Bunger, as President and Chief Executive Officer, Richard E. Bunger, as Chairman of the Board of Directors and Director of Product Research and Market Development, and Lawrence Trachtenberg, as Executive Vice President and Chief Financial Officer. We anticipate that each agreement will have a three year term, and will renew automatically each year, such that a minimum of two years of the term will remain at all times. Other terms and conditions of the proposed employment agreements are being negotiated and we anticipate that the agreements will be finalized during September 1998.

1994 Stock Option Plan

         A total of 750,000 shares of Common Stock are reserved for issuance upon exercise of options granted under the 1994 Stock Incentive Plan, as amended to date (the "Plan"). The Plan was originally adopted by the Board of Directors in August 1994 and approved the shareholders at the Company's 1994 annual meeting. As of August 5, 1998, options to purchase an aggregate of 759,800 shares of Common Stock were outstanding under the Plan at a weighted-average exercise price of $4.66 per share. Options with respect to shares in excess of the 750,00 shares presently authorized are contingent upon shareholder approval of the proposed amendment to increase to 1,200,000 the number of shares authorized to be issued under the Plan. See "Proposal 2--Amendment to 1994 Stock Option Plan." No stock options may be granted under the Plan after August 1, 2004.

         The Plan is administered by the Compensation Committee of the Board (the "Administrator"). The Administrator has sole discretion and authority, consistent with the provisions of the Plan, to select the persons to whom options will be granted under the Plan, the number of shares which will be covered by each option and the form and terms of agreements to be used to represent the options. Directors, officers and other key employees of the Company are eligible to participate in the Plan, as are consultants and others who provide services to the Company. Non-employee directors of the Company are automatically awarded options to purchase 7,500 shares on August 1 of each year.

         The Administrator determines the exercise price of options granted under the Plan. The exercise price of options must be at least equal to the fair market value of a share of Common Stock on the date the option is granted (110% in the case of incentive stock options with respect to optionees who own at least 10% of the outstanding Common Stock). Incentive stock options may only be granted to employees of the Company or of any subsidiary. No optionee may be granted incentive stock options which first become exercisable during any calendar year with respect to shares having an aggregate fair market value, measured at the time of the grant, in excess of $100,000. Options granted under the Plan may, in the discretion of the Administrator, become exercisable in installments; however, upon any merger, acquisition or other reorganization in which the Company is not the surviving corporation, or upon a change in control of the Company, all options will be fully exercisable. All options which have not previously been exercised or terminated will expire on or before tenth anniversary of the date of grant, as determined by the Administrator at the time of grant.

         Options generally terminate on the ninetieth day following the termination of the employment or one year following termination due to death or disability. No option may be exercised after the expiration of its term. Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution, and options may be exercised, during the lifetime of the option holder, only by the option holder.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information as of August 5, 1998 with respect to the beneficial ownership of the Company's Common Stock by each shareholder known by the Company to be the beneficial owner of more than five percent of its outstanding Common Stock, by each director and executive officer who owns shares of the Company's Common Stock, and by all executive officers and directors as a group. Each person named has sole voting and investment power with respect to all of the shares indicated, except as otherwise noted. The address of each person named is 1834 West Third Street, Tempe, Arizona 85281, unless otherwise noted.

       Name                                                  Number(1)(2)            Percent
       ----                                                  ------------            -------

       Richard E. Bunger                                     2,387,000(3)             30.0%
       Steven G. Bunger                                        312,953(4)              3.9%
       Lawrence Trachtenberg                                    70,691(5)                 *
       Ronald J. Marusiak                                      130,200(6)              1.7%
       George Berkner                                           26,750(7)                 *
       Burton K. Kennedy, Jr.                                   23,000(8)                 *
       Stephen A McConnell                                       4,875(9)                 *
       REB/BMB Family Limited Partnership(10)                2,290,000                29.1%
       Bunger Holdings, L.L.C.(11)                             410,000                 5.2%
       Kennedy Capital Management, Inc.(12)                    436,025                 5.5%
            10829 Olive Boulevard
            St. Louis, Missouri 63141
       All Directors and Executive Officers as a group       2,789,295                34.2%
            (7 persons)

------------------
*  Less than 1%.
(1) The inclusion herein of any shares of Common Stock does not constitute an admission of beneficial ownership of such shares, but are included in accordance with rules of the Securities and Exchange Commission ("SEC").

(2) Includes shares of Common Stock subject to options or warrants which are presently exercisable or which may become exercisable within 60 days following August 5, 1998 ("exercisable options").
(3) Includes 2,290,000 shares owned by REB/BMB Family Limited Partnership and 97,000 shares subject to exercisable options. Mr. Bunger disclaims any beneficial ownership of shares held by REB/BMB Family Limited Partnership in excess 1,640,430.
(4) Includes 82,000 shares owned by Bunger Holdings, L.L.C., 166,174 shares owned by REB/BMB Family Limited Partnership 1,779 shares and 63,000 shares subject to exercisable options. Of the 166,174 shares owned by REB/BMB Family Limited Partnership, 80,150 are held for members of Mr. Bunger's immediate family.
(5)    Includes 7,691 shares and 63,000 shares subject to exercisable options.
(6) Includes: (a) 12,400 shares held by Mr. Marusiak's children; (b) 11,050 shares held by Mr. Marusiak and his wife (c) 95,000 shares held by Micro-Tronics, Inc.'s Profit Sharing Plan and Trust (the "Plan") of which Mr. Marusiak is Trustee and Plan Administrator. Mr. Marusiak disclaims any beneficial ownership of 80% of the shares held by the Plan, as his pro rata ownership interest is limited to 20% of the Plan's assets; and
       (d) 11,750 shares subject to exercisable options.
(7)    Includes 9,000 shares and 17,750 shares subject to exercisable options.
(8)    Includes 23,000 shares subject to exercisable options.
(9) Includes 3,000 shares and 1,875 shares subject to exercisable options and stock purchase warrants.
(10) Richard E. Bunger and his wife, Barbara M. Bunger, are the general partners of REB/BMB Family Limited Partnership.
(11) The members of Bunger Holdings, L.L.C. are Steven G. Bunger, Carolyn Clawson, Michael Bunger, Jennifer Blackwell and Susan Keating, each a child of Richard E. Bunger.
(12) Furnished in reliance upon information set forth in a Schedule 13G dated February 10, 1998 and filed by Kennedy Capital Management, Inc. ("KCMI") with the SEC, supplemented by Form 13F information reported by The Nasdaq Stock Market as filed with the SEC as of May 22, 1998. KCMI is an Investment Advisor registered under the Investment Advisors Act of 1940 according to information set forth in its Schedule 13G.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Based on a review of reports filed by our directors, executive officers and beneficial holders of ten percent (10%) or more of our shares, and based upon representations from those persons, all SEC stock ownership reports required to be filed by those reporting persons during 1997 were timely made.

                      VOTING PROCEDURES/REVOKING YOUR PROXY

Voting

         To be elected, directors must receive a plurality of the shares present and voting in person or by proxy, provided a quorum exists. A plurality means receiving the largest number of votes, regardless of whether that is a majority. A quorum is present if at least a majority of the outstanding shares on the Record Date (7,878,583 shares) are present in person or by proxy. All matters submitted to you at the meeting other than the election of directors will be decided by a majority of the votes cast on the matter, provided a quorum exists, except as otherwise provided by law or by our Certificate of Incorporation or Bylaws.

         Those who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Shareholders and brokers returning proxies or attending the meeting who abstain from voting on a proposition will count towards determining a quorum, plurality or majority for that proposition.

         The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement.

Revocability of Proxies

         Proxies may be revoked if you:

         o Deliver a signed, written revocation letter, dated later than the proxy, to the Secretary of the Company at the address set forth on the first page of this Proxy Statement.

         o Deliver a signed proxy, dated later than the first one to the Secretary of the Company at the address set forth on the first page of this Proxy Statement; or

         o Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

Solicitation

         The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of the Company's directors and officers, personally or by telephone or telegram, without additional compensation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their expenses reasonably incurred in forwarding solicitation material to the beneficial owners of the Company's Common Stock.

                       SUBMISSION OF SHAREHOLDER PROPOSALS

         From time to time, shareholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, you must timely submit nominations of directors or other proposals to the Company in addition to complying with certain rules and regulations promulgated by the Securities and Exchange Commission. We must receive proposals for our 1999 annual meeting no later than April 22, 1999, for possible inclusion in the proxy statement, or between July 6 and August 4, 1999, for possible consideration at the meeting. Direct any proposals, as well as related questions, to the Company's Secretary at the address set forth on the first page of this Proxy Statement.

                                  ANNUAL REPORT

         Our 1997 Annual Report to Shareholders has been mailed to shareholders concurrently with the mailing of this Proxy Statement, but is not incorporated into this Proxy Statement and is not to be considered to be a part of the Company's proxy solicitation materials.

         Upon request, we will provide, without charge to each shareholder of record as of the record date specified on the first page of this Proxy Statement, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 as filed with the Securities and Exchange Commission. Any exhibits listed in the Annual Report on Form 10-K also will be furnished upon request at the actual expense incurred by the Company in furnishing such exhibit. Any such requests should be directed to the Company's Secretary at the Company's executive offices set forth on the first page of this Proxy Statement.


Tempe, Arizona
Dated:  August 24, 1998
                                mobile mini, inc.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR 1998 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON OCTOBER 2, 1998

         The undersigned shareholder of MOBILE MINI, INC., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company, each dated August 24, 1998, and hereby appoints Steven G. Bunger and Shirley A. Pullen, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Shareholders of the Company, to be held on October 2, 1998 at 3:00 p.m., local time, at the Radisson Airport Hotel, 3333 East University Drive, Phoenix, Arizona, and at any adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

         PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on reverse side.)

The undersigned hereby directs this Proxy to be voted as follows:

PLEASE MARK YOUR VOTES IN THE FOLLOWING
MANNER, USING DARK INK ONLY:        [X]

                                                                        FOR ALL NOMINEES                 WITHHOLD
                                                                      (except as marked to             ALL NOMINEES
                                                                       the contrary below)

1.     Election of two (2) Directors to serve until their successors
       are elected and shall duly qualify.                                    [ ]                           [ ]
       Nominees:   Ronald J. Marusiak;
                   Lawrence Trachtenberg

       FOR, except vote withheld from the following nominee(s):
       ___________________________________
       ________________________________________________________

                                                                              FOR          AGAINST        ABSTAIN
2.     Proposal 2- Amendment of the Company's 1994 Stock Option
       Plan to increase to 1,200,000 the number of shares that may be         [ ]            [ ]            [ ]
       issued thereunder.

3.     Proposal 3- Ratify selection of Arthur Andersen LLP as
       independent auditors for the 1998 fiscal year.                         [ ]            [ ]            [ ]

4.     Any other matter or matters which may properly come before
       the meeting or any adjournment or adjournments thereof.                [ ]            [ ]            [ ]





         THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

         A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the power of said attorneys-in-fact hereunder.

         Dated:___________________, 1998

         Signature(s)_______________________________________________

         This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate, if shares are held by joint tenants or as community property, both shareholders should sign.